SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

May 19, 2003

Date of Report (date of earliest event reported)

SmarTire Systems Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia 0-24209 N/A

(State or Other Jurisdiction Of Incorporation) (Commission File Number) (IRS Employer ID No.)

#150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1

(Address of principal executive offices)

(604) 276-9884

(Registrant's telephone number,

including area code)

ITEM 5. OTHER EVENTS

Pursuant to Rule 135c of the Securities Act of 1933, as amended, a press release with respect to a private placement offering is appended to this Current Report on Form 8-K as exhibit 99.1.

Upon the closing of the first tranche, SmarTire sold to four accredited investors 7% Convertible Debentures in the aggregate principal amount of US$900,000, due in two years, and share purchase warrants entitling the investors to acquire up to an aggregate of 10,769,231 shares of SmarTire common stock at an exercise price of $0.2645 per share for a term of five years. The second tranche under the private placement will involve the sale to the investors of US$900,000 in aggregate principal amount of Convertible Debentures, and will close within five trading days of the date that SmarTire files a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The third tranche will involve the sale to the investors of US$1,000,000 in aggregate principal amount of Convertible Debentures, and will close within five trading days of the date on the fifth trading day following the date on which the registration statement is declared effective by the Securities and Exchange Commission. SmarTire is obligated to pay certain finders' fees and legal costs in connection with the private placement.

The Convertible Debentures bear interest at the rate of 7% per annum, payable quarterly in cash or, subject to certain limitations, in shares of common stock. Principal and accrued interest under a Convertible Debenture issued in the first or second tranche may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share; principal and accrued interest under a Convertible Debenture issued in the third tranche may be converted at a conversion price equal to the lesser of $0.13 per share and 70% of the average closing bid price during the five trading days immediately preceding the closing date of the third tranche, subject to a floor price of $0.06 per share.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1 Press release issued by the Registrant on May 19, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTIRE SYSTEMS INC.

By /s/ Jeff Finkelstein

Jeff Finkelstein, C.A.

Chief Financial Officer

Dated: May 19, 2002